Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Inergy Midstream, L.P. and NRGM Finance Corp. for the registration of Common Units, Partnership Securities, Debt Securities, and Guarantees of Debt Securities and to the incorporation by reference therein of our report dated November 20, 2012, with respect to the consolidated financial statements and schedule of Inergy Midstream, L.P. included in its annual report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

January 8, 2013